Exhibit 4.3

DESCRIPTION OF THE REGISTRANT'S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Universal Stainless & Alloy Products, Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.  This description also summarizes certain relevant provisions of Delaware law.  The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Second Amended and Restated By-laws (the “By-laws”), copies of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.  We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of Delaware law for additional information.

Common Stock

Under the Certificate of Incorporation, as amended, we are authorized to issue up to 20,000,000 shares of our common stock.  As of February 10, 2020, we had 8,788,512 shares of common stock issued and outstanding.

Dividends.  The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of our preferred stock.

Voting Rights.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Rights upon Liquidation.  In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous.  The outstanding shares of common stock are fully paid and nonassessable.  The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Nasdaq Global Select Market.  Our common stock is listed for quotation on the Nasdaq Global Select Market under the symbol “USAP.”

Impact of Issuance of Preferred Stock.  Our board of directors is authorized, without any action by the stockholders, subject to any limitations prescribed by law, to designate and issue preferred stock in one or more series and to designate the powers, preferences and rights of each

Exhibit 4.3

series, which may be greater than the rights of the common stock.  It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock.  However, the effects might include, among other things:

•	impairing the dividend rights of the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying, deferring or preventing a change in control.

Provisions of Our Governing Documents and Delaware Law That May Have Anti-Takeover Effects

Our Board of Directors.  We currently have five directors, and the authorized size of our board of directors is no less than four directors and no more than seven directors.  The By-Laws provide that any vacancy in our board of directors, other than a vacancy created by the removal of a director, and newly created directorships may be filled only by our board of directors and that the authorized number of directors may be changed only by our board of directors.  These provisions of the By-Laws may have the effect of delaying or preventing changes in the control or management of the Company.

Removal of Directors by Stockholders.  Members of our board of directors may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors at any meeting of our stockholders called for that purpose.  A vacancy created by the removal of a director may be filled at such meeting of stockholders by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors at that meeting, or, if the vacancy is no so filled by our stockholders, by our board of directors.

Stockholder Nomination of Directors.  The By-Laws provide that a stockholder may make a nomination the election of directors if the stockholder is (i) a stockholder of record both at the time of giving of the notice provided for in our Second Amended and Restated By-Laws and at the time of the applicable meeting of stockholders and (ii) is entitled to vote for the election of directors at the applicable meeting of stockholders and complies with the notice procedures set forth in the By-Laws.  A stockholder wishing to make such a nomination must notify us in writing of any stockholder nomination for election as a director no later than (i) 90 days prior to the anniversary of the previous year’s annual meeting of stockholders, with respect to an election of directors to be held at an annual meeting of stockholders, and (ii) the close of business on the tenth day following the date on which notice of a meeting of stockholders is first given to our stockholders, with respect to an election of directors to be held at a special meeting of stockholders or at an annual meeting that is held more than 70 days prior to the anniversary of the previous year’s annual meeting.  The By-Laws set forth various informational items that must be provided and various other procedures that must be strictly followed in order for a stockholder to validly make a nomination for election as a director.

Exhibit 4.3

No Action By Written Consent.  The By-Laws provide that our stockholders may not act by written consent and may only act at duly called meetings of stockholders.

Delaware Law.  We are subject to Section 203 of the Delaware General Corporation Law.  Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder.  A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets.  In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.  This provision may discourage or prevent unsolicited tender offers for our outstanding common stock.

Effects of Authorized but Unissued Stock.  Authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Global Select Market.  These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans.  The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.  In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

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